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                                                               EXHIBIT 23.3


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated March 1, 2001 with respect to Host Marriott Corporation and subsidiaries, March 1, 2001, with respect to Host Marriott, L.P. and subsidiaries, and February 23, 2001 with respect to CCHP I Corporation and subsidiaries, CCHP II Corporation and subsidiaries, CCHP III Corporation and subsidiaries, and CCHP IV Corporation and subsidiaries, respectively, included in Host Marriott Corporation's Form 10-K/A and Host Marriott, L.P.'s Form 10-K/A for the year ended December 31, 2000 and to all references to our Firm included in this registration statement.

                                          Arthur Andersen LLP

Vienna, Virginia

January 7, 2002